Exhibit 99.7

From: Parker, Alexander E. <alexander.parker@buxtonhelmsley.com>
Sent: Thursday, December 18, 2025 7:30 PM
To: Frank, John [redacted]
Subject: [External] Your Call

John,

You were copied on my correspondence with Rasool this evening, also forwarded to Baker Tilly. I am going to assume that you—a securities lawyer—do not share his view that compliance with federal securities laws is "the flimsiest of technicalities."

I want to be direct with you. My objective is to fix the governance and accounting failures at this Company. It is not to destroy careers unnecessarily.

You and Mary have the votes to terminate Steven and settle this matter. If you do that—if the Board takes responsibility for what has happened and reconstitutes itself with appropriate oversight—I am prepared to work with you and Mary, not against you. You do not have to resign. The bar referral goes away. We move forward together.

You and Mary had 40% of shareholders vote against you at the last annual meeting. That was before any of this came to light. If we work together to fix what is broken, I am confident we can restore shareholder confidence in this Board. You can be part of the solution. A proxy contest will do the opposite—it will make the failures public, the divisions permanent, and the outcome far worse for everyone.

My deadline from the letter this morning remains Monday at 5pm. I would rather spend the weekend negotiating a constructive path forward with you and Mary than this situation deteriorating any further, but the choice is yours.

Alexander

Alexander E. Parker
Chairman of the Board and Chief Executive Officer | Buxton Helmsley, Inc.
As seen in The Wall Street Journal, Reuters, Bloomberg, MarketWatch, The Irish Times, and TheStreet.com

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